PRICING TERM SHEET

Filed Pursuant to Rule 433

Registration No. 333-279349

November 4, 2026

CRH AMERICA FINANCE, INC.

Pricing Term Sheet

$1,350,000,000 5.375% Guaranteed Notes due 2032

$1,000,000,000 5.625% Guaranteed Notes due 2034

$1,350,000,000 5.750% Guaranteed Notes due 2037

$500,000,000 6.250% Guaranteed Notes due 2057

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings and Outlooks (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable)

Expected Issue Ratings (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	November 4, 2026

Expected Settlement Date**:	November 9, 2026 (T+3)

Tranche:	2032 Notes	2034 Notes	2037 Notes	2057 Notes

Maturity Date:	February 9, 2032	February 9, 2034	February 9, 2037	February 9, 2057

Interest Payment Dates:	February 9 and August 9, beginning February 9, 2027 (short first coupon)

Interest Record Dates:	January 25 and July 25

Principal Amount:	$1,350,000,000	$1,000,000,000	$1,350,000,000	$500,000,000

Benchmark:	UST 4.750% due October 31, 2031	UST 4.875% due October 31, 2033	UST 4.625% due August 15, 2036	UST 5.000% due May 15, 2056

Benchmark Price / Yield:	100-10/4.679%	100-20/4.769%	98-00/4.884%	95-26+/5.280%

Spread to Benchmark:	+78 bps	+88 bps	+98 bps	+98 bps

Yield to Maturity:	5.459%	5.649%	5.864%	6.260%

Coupon:	5.375%	5.625%	5.750%	6.250%

Public Offering Price:	99.630%	99.868%	99.141%	99.877%

Optional Redemption:	Make-whole call at T+15 bps; par call 1 month prior to maturity	Make-whole call at T+15 bps; par call 2 months prior to maturity	Make-whole call at T+15 bps; par call 3 months prior to maturity	Make-whole call at T+15 bps; par call 6 months prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636YAN2 / US12636YAN22	12636YAP7 / US12636YAP79	12636YAQ5 / US12636YAQ52	12636YAR3 / US12636YAR36

Anticipated Listing:	New York Stock Exchange

Joint Global Coordinators:	Barclays Capital Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC

Joint Book-running Managers:	BNP Paribas Securities Corp., Mizuho Securities USA LLC, Wells Fargo Securities, LLC

Bookrunners:	Bank of China Limited, London Branch, BofA Securities, Inc., Danske Markets Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, NatWest Markets Securities Inc., PNC Capital Markets LLC, Santander US Capital Markets LLC, SG Americas Securities, LLC, SMBC Nikko Securities America, Inc., Standard Chartered Bank, TD Securities (USA) LLC, UBS Securities LLC, UniCredit Capital Markets LLC

The gross proceeds before underwriting commissions and expenses from this offering across all series will be $4,181,473,500.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the business day prior to settlement may be required, by virtue of the fact that the securities initially will settle in T+3, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Bank of China Limited, London Branch and Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, CRH America Finance Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at +1-888-603-5847, BNP Paribas Securities Corp. toll-free at +1-800-854-5674, J.P. Morgan Securities LLC by calling collect +1-212-834-4533, Mizuho Securities USA LLC toll-free at +1-866-271-7403, Morgan Stanley & Co. LLC toll-free at +1-866-718-1649, Wells Fargo Securities, LLC toll-free at +1-800-326-5897, BofA Securities, Inc. toll-free at +1-800-294-1322, HSBC Securities (USA) Inc. toll-free at +1-866-811-8049, ING Financial Markets LLC toll-free at +1-877-446-4930, NatWest Markets Securities Inc. toll-free at +1-800-231-5830, PNC Capital Markets LLC toll-free at +1-855-881-0697, Santander US Capital Markets LLC toll-free at +1-855-403-3636, SG Americas Securities, LLC toll-free at +1-855-881-2108, SMBC Nikko Securities America, Inc. toll-free at +1-888-868-6856, TD Securities (USA) LLC toll-free at +1-855-495-9846 and UBS Securities LLC toll-free at +1-833-481-0269.

With respect to the United Kingdom, this announcement is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iv) other persons to whom it may lawfully be communicated, (all such persons together being referred to as “relevant persons”). Any investment will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such investment will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this announcement or any of its contents.

No PRIIPs key information document (KID) or UK disclosure document have been prepared as not available to retail investors in EEA or the UK.

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